Exhibit 99.1

Eco Modular, a Leader in Sustainable Modular Building Manufacturing, to Go Public Through Merger with Zalatoris II Acquisition Corp.

●	Eco Modular Offers a full Turnkey and Offsite Solution for Sustainable Modular Manufactured Buildings across various Sectors.

●	Transaction Represents an Enterprise Value of $600 Million for Eco Modular.

●	Eco Modular Expects to Have up to $66 Million in Cash to Fund Growth and Operations, assuming no redemptions.

New York, New York – November 30, 2023 – Ascotway Ltd, operating as Eco Modular, a pioneer in Turnkey and Offsite Modular Manufacturing, and Zalatoris II Acquisition Corp. (NASDAQ: ZLS, ZLSWW, ZLSWU), a special purpose acquisition company focused on innovative technology firms, proudly announce the execution of a definitive business combination agreement (the “Transaction”). The transformative merger is poised to position Eco Modular as a publicly traded company on NASDAQ under the Ticker Symbol EMOD. The anticipated closing is set for the first quarter of 2024, subject to regulatory approvals and customary closing conditions.

Capitalizing on Sustainable Construction Practices in a Growing Market

With a surge in global population projected to double the number of buildings over the next 30 years, modular construction emerges as a sustainable solution poised to claim a significant share of the $373 billion US and European construction market by 2030. This approach not only promises substantial annual cost savings of up to $22 billion but also aligns with Environmental, Social, and Governance (ESG) principles, making it a key driver of positive change in the industry.

About Eco Modular

Eco Modular, combining its established business with Ecohouse Developments, a pioneering force in the modular construction sector. Ecohouse, with a 15-year legacy, has successfully delivered over 7,000 single Modular Accessory Dwelling Units (ADUs). The company operates two cutting-edge manufacturing facilities in Eastern Europe, employing Structured Insulated Panels technology to ensure efficient and high-standard construction. Eco Modular’s comprehensive approach encompasses the production, assembly, and distribution of modular units, with strategic showrooms UK and Europe, with a dedicated team of over 120 staff.

In its current phase, Eco Modular is achieving remarkable success. The company’s short-term strategy involves doubling production capacity, expanding showrooms, and intensifying sales efforts to achieve a goal of over 500 units a month in the UK and Europe. Eco Modular’s M&A strategy in the UK aims to enhance its market presence and customer base for Accessory Dwelling Units.

Business Plan Steps – Short and Long Term

Short Term

In the immediate term, Eco Modular is strategically focused on the expansion of its Ecohouse facility in Eastern Europe, aligning with the escalating demand for modular Accessory Dwelling Units (ADUs). To fortify its market standing, Eco Modular will execute a comprehensive mergers and acquisitions (M&A) strategy in the United Kingdom, Europe, GCC and India, targeting enterprises possessing a strategic customer base in modular Accessory Dwelling Units and Temporary Accommodation for potential acquisition. Concurrently, Eco Modular is actively engaged in advanced negotiations for tenders with accredited housing entities, governmental bodies, and prominent corporate entities that discern and appreciate the inherent advantages from off-site volumetric modular construction.

Long Term

Eco Modular’s medium-term strategy centers on the full construction and operation of its state-of-the-art manufacturing facility in Eastern Europe. This facility, equipped with an AI-integrated super system, is designed to produce 160,000 sqm of volumetric modular systems globally by the end of 2025. The company plans to leverage existing contracts and forge new partnerships to reach full manufacturing capacity. With a particular focus on the UK, Europe, GCC and India, Eco Modular aims to establish itself as a key player in the global modular construction market, executing contracts ranging from residential developments, expansive commercial projects, student accommodations, nursing homes, schools, and other significant project types.

Advantages of Sustainable Modular Construction:

Cost-Efficiency and Savings: Modular construction anticipates capturing $130 billion in the US and European construction market by 2030, with the potential for annual savings of up to $22 billion compared to traditional methods.

Reduced Timelines and Costs: Sustainable modular construction can reduce end-to-end project timelines by 20% to 50% and cut construction costs by up to 20%, offering an economically and environmentally sound alternative.

Labor Efficiency: Up to 80% of traditional labor activity can be shifted offsite to manufacturing facilities in modular builds, addressing the challenge of scarce construction labor and contributing to the reduction of labor-driven environmental impacts.

Population Growth and Housing Demands: With the global population projected to reach 8.5 billion by 2030, modular construction addresses the escalating demand for housing, making it a sustainable response to unmet housing needs.

Sustainability in Materials: Modular buildings lead the market in utilizing eco-friendly materials, incorporating recycled elements to minimize waste and promote sustainable construction practices.

ESG-Focused Expansion:

Complementary Acquisitions for Sustainable Growth: The robust demand for sustainable modular construction creates a significant opportunity for Eco Modular to expand its production capacity and service offerings across new markets and geographies.

Technological Leadership and AI Integration: With an industry-leading technology team and scalable AI systems, Eco Modular positions itself not just as an industry player but as a sustainability advocate, integrating advanced technologies to enhance efficiency while minimizing environmental impact.

Nurturing a Greener Future: Pursuing complementary acquisitions isn’t just about expanding market reach; it’s about fostering a greener future. By consolidating efforts in this nascent and fast-growing environment, Eco Modular aims to play a pivotal role in the industry’s sustainable transformation.

Environmental Stewardship Through Eco-Friendly Practices: Eco Modular’s commitment to sustainability extends beyond construction methods. By employing eco-friendly building materials and championing the use of recycled materials, the company actively contributes to reducing its ecological footprint and promoting responsible resource use.

Empowering Communities Through Sustainable Practices: Eco Modular’s sustainable practices go hand in hand with social responsibility. By embracing ESG principles, the company not only meets the demands of the present but also ensures a sustainable legacy for future generations.

In conclusion, Eco Modular stands at the forefront of a paradigm shift in construction, leveraging sustainable modular practices to meet the demands of a growing population while actively contributing to a more environmentally conscious and socially responsible industry.

Management Comments

Edvinas Cinga, Founder and Chief Executive Officer of Eco Modular, said:

“I’m filled with immense passion for the modular manufacturing industry and the transformative impact we’ve had since our inception. We’ve been on a mission to simplify processes and bring cutting-edge technology to the manufacturing landscape. The integration with Zalatoris II is not just a milestone; it’s a testament to our unwavering dedication. Looking ahead, I believe the potential of the modular market over the next 10-20 years has never been stronger. I’m excited about the journey ahead, the innovation we’ll drive, and the lasting mark we’ll make in this dynamic industry.”

Niall Shanahan, Corporate Director of Eco Modular, said:

“As we embark on this new chapter as a public company, I want to emphasise the strength of our corporate structure and management team at Eco Modular. Our solid foundation and strategic leadership position us for continued success in the modular manufacturing industry. This collaboration with Zalatoris II not only enhances our financial standing but also reinforces our commitment to delivering exceptional value to our stakeholders. We are well-equipped to navigate the opportunities and challenges that come with being a public company, and we are confident in our ability to drive sustained growth.”

Sameer Dababneh, Director of Middle East, said:

“As Director of EMEA, I am thrilled about the opportunities that lie ahead with our integration with Zalatoris II. We will strategically focus on initiating new projects in Europe and the Middle East, leveraging the strengths of both Eco Modular to deliver innovative solutions to our clients in these regions. The synergy between our teams positions us for success in undertaking transformative projects that will shape the future of modular manufacturing.”

Paul Davis, Chief Executive Officer of Zalatoris II, said:

“The collaboration with Eco Modular is an exciting opportunity for Zalatoris II as we venture into the modular manufacturing space. Eco Modular’s commitment to innovation aligns seamlessly with our mission at Zalatoris II. We are confident that together, we will not only create value for our stakeholders but also contribute to the evolution of the manufacturing industry. I look forward to a successful partnership with the entire Eco Modular team.”

Transaction Overview

The business combination values Eco Modular at a $600 million enterprise value and at a pro forma market capitalization of approximately $666 million, assuming a $10.00 per share price and no redemptions by Zalatoris II stockholders. The transaction is expected to provide a minimum of $66 million in net proceeds to the company after transaction expenses, assuming no redemptions. The Boards of Directors of both Eco Modular and Zalatoris II have unanimously approved the transaction, subject to customary closing conditions and stockholder approval.

Advisors

Arthur Cox LLP and Calabrese Consulting LLC are serving, respectively, as legal counsel and as financial advisor to Eco Modular. Nelson Mullins Riley & Scarborough LLP and Meteora Capital LLC are serving, respectively, as legal counsel and as M&A Advisor to Zalatoris II Acquisition Corp.

About Zalatoris II Acquisition Corp.

Zalatoris II Acquisition Corp. (the “Company”) is a blank check company, which was formed to acquire one or more businesses and assets, via a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization.

About J. Streicher (Sponsor)

J. Streicher Holdings, LLC, though its subsidiaries (“J. Streicher”), is a private and diverse US financial organization that is founded on tradition, personal relationships, innovation, and steadfast principles. J. Streicher & Co. LLC, its broker dealer, holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout J. Streicher’s history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While J. Streicher’s Broker Dealer primarily focuses on NYSE activities, its international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. The ultimate goal is to position these companies for a successful listing. J. Streicher’s core strength lies in its ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

Additional Information and Where to Find It

Additional information on the Transaction, including a copy of the Business Combination Agreement and Plan of Merger, will be available in a Current Report on Form 8-K to be filed by the Company. Additionally, in connection with the Transaction, the Company intends to file relevant materials with the SEC, including a registration statement on Form F-4, which will include a proxy statement/prospectus of the Company, and other documents regarding the Transaction. The Company’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Transaction, as these materials will contain important information about Eco Modular, the Company, and the Transaction. Promptly after the Form F-4 is declared effective by the SEC, the Company will mail the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the meeting relating to the approval of the Transaction and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and shareholders of the Company are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the Transaction. The documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, (Commission File No: 001-40686), or by directing a request to Zalatoris II Acquisition Corp., 55 West 46th Street, 30th Floor, New York, New York 10036.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the Transaction. A list of the names of those directors and executive officers and a description of their interests in the Company will be included in the proxy statement/prospectus for the Transaction when available at www.sec.gov. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023, as modified or supplemented by any of the Company’s public reports filed with the SEC since the date of such filing, including its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, and the other documents the Company has filed or will file with the SEC on Form 3 or Form 4. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the Transaction when it becomes available. These documents can be obtained free of charge from the source indicated above.

Eco Modular and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Transaction will be included in the proxy statement/prospectus for the Transaction.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “anticipate,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, including those regarding the terms of the Company’s Business Combination Agreement with Eco Modular, the Company’s ability to consummate the Transaction on the stated timeline, Eco Modular’s use of proceeds from the Transaction, the benefits of the Transaction, anticipated timing of the Transaction, and the combined company’s future performance relative to other manufacturing companies, the combined company’s strategy, operations, growth plans and objectives of management, the growth of the modular construction sector, Eco Modular’s market expansion, and the combined company’s future products and services are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of the Company and Eco Modular and are not predictions of actual performance.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company or Eco Modular. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Transaction or that the approval of the shareholders of the Company or Eco Modular is not obtained; the inability to complete a PIPE offering in connection with the Transaction; failure to realize the anticipated benefits of the Transaction; risk relating to the uncertainty of the projected financial information with respect to Eco Modular; the amount of redemption requests made by the Company’s shareholders; the overall level of consumer demand for Eco Modular’s products and services; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the ability to maintain the listing of the Company’s securities on the NASDAQ; Eco Modular’s ability to implement its business strategy; changes in governmental regulation, Eco Modular’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Eco Modular’s business, and government actions and restrictive measures implemented in response; stability of Eco Modular’s suppliers, as well as consumer demand for its products and services, in light of disease epidemics and health-related concerns; the impact that global climate change trends may have on Eco Modular and its suppliers and customers; Eco Modular’s ability to recruit and retain qualified personnel to deliver their services; any breaches of, or interruptions in, Eco Modular’s information systems; fluctuations in foreign currency; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. The foregoing list of potential risks and uncertainties is not exhaustive. More information on potential factors that could affect the Company’s or Eco Modular’s financial results is included from time to time in the Company’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the other documents the Company has filed, or will file, with the SEC, including a registration statement on Form F-4 that will include proxy statements/prospectus that the Company intends to file with the SEC in connection with the Company’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the Transaction. If any of these risks materialize or the Company’s or Eco Modular’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither the Company nor Eco Modular presently know, or that the Company and Eco Modular currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s and Eco Modular’s expectations, plans or forecasts of future events and views as of the date of this press release. Neither the Company nor Eco Modular gives assurance that either the Company or Eco Modular, or the combined company, will achieve its expectations. The Company and Eco Modular anticipate that subsequent events and developments will cause their assessments to change. However, while the Company and Eco Modular may elect to update these forward-looking statements at some point in the future, the Company and Eco Modular specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s or Eco Modular’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Investor Relations & Media Contacts:

Email: pr@zalatorisac.com.

Contact Number: +1 (917) 675-3106.